AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated effective as of April 4, 2013.

BETWEEN:

AMERICAN BONANZA GOLD CORP., a corporation with offices in Vancouver, British Columbia ("**AmBon**")

-and-

BONANZA EXPLORATIONS INC., a wholly owned subsidiary corporation of AmBon ("**BEI**")

-and-

FOSTER WILSON, an individual with a residence in Reno, Nevada ("**Wilson**")

WHEREAS:

(A) Wilson provided a loan to AmBon in the principal amount of US$300,000 as evidenced by a promissory note dated December 4, 2012 granted by AmBon in favour of Wilson (and acknowledged and agreed to by BEI) (the "**Note**"); and

(B) the parties hereto wish to amend the Note, as set forth in this Amending Agreement.

NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Note, the parties hereto agree to follows:

1. Interpretation

This Amending Agreement is supplemental to and shall form one agreement with the Note and the Note and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

2. Amendment

The parties hereto acknowledge and agree that the repayment schedule listed in Section 1 of the Note be deleted and replaced instead with the following repayment schedule:

(a) as to the amount of $100,000.00, on February 1, 2014;

(b) as to the amount of $100,000.00, on March 1, 2014; and

(c) as to the amount of $100,000.00, on April 1, 2014.

3. Confirmation

The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Note are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4. **Enurement**

This Amending Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

5. **Time**

Time shall be of the essence of this Amending Agreement.

6. **Governing Laws**

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

7. **Execution in Counterpart**

This Amending Agreement may be executed by the parties in separate counterparts (and by facsimile transmission or by a scanned copy by electronic mail) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have caused this Amending Agreement to be duly executed as of the day and year first above written.

AMERICAN BONANZA GOLD CORP.

Per: ______________________
Authorized Signatory
Name: Brian Kirwin
Title: President & CEO

BONANZA EXPLORATIONS INC.

Per: ______________________
Authorized Signatory
Name: Brian Kirwin
Title: President

____
Witness

FOSTER WILSON